Exhibit(h)

TRANSFER AGENT AND DIVIDEND DISBURSING AGENT SERVICE AGREEMENT

THIS AGREEMENT made on November 1, 1997 and amended on October 29, 2002 by and between DUPREE MUTUAL FUNDS, a Kentucky Business Trust acting for and on behalf of each series of the Trust (hereinafter known as the “Trust”) and DUPREE & COMPANY, INC., Lexington, Kentucky a corporation organized under the laws of the State of Kentucky (hereinafter called “Dupree”).

WHEREAS, the Trust desires to appoint Dupree as Transfer Agent and Dividend Disbursing Agent, and Dupree desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. TERMS OF APPOINTMENT

1.01 Subject to the conditions set forth in this Agreement, The Trust hereby employs and appoints Dupree as Transfer Agent and Dividend Disbursing Agent effective November 1, 1997.

1.02 Dupree hereby accepts such employment and appointment and agrees that on and after the effective date of its appointment it will act as The Trust’s Transfer Agent and Dividend Disbursing Agent. Dupree agrees that it will also act as agent in connection with any periodic investment plan, periodic withdrawal program or other accumulation, open-account or similar plans for the Trust’s shareholders.

1.03 Dupree agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

1.04 Dupree agrees that it will perform all the usual and ordinary services as Transfer Agent and Dividend Disbursing Agent and as agent for the various shareholder accounts including but not limited to: registering, issuing, transferring and canceling stock certificates, maintaining all shareholder accounts, preparing annual shareholder meeting lists, withholding taxes as required by law, disbursing income dividends and capital gains distributions, preparing and filing U.S. Treasury Department Form 1099 for all shareholders, preparing and mailing confirmation forms to shareholders for all purchases and liquidations of the Trust shares, causing liquidation of shares and causing disbursements to be made to withdrawal plan holders, and (if and to the extent not performed by the Trust) mailing proxies, receiving and tabulating proxies and mailing shareholder reports and prospectuses.

SECTION 2. RECEIPT OF FUNDS; SHARE PURCHASE ORDERS

2.01 Upon receipt at the office designated by Agent of any check or other order for the payment of money drawn or endorsed to it as transfer agent for the Trust or as plan agent for any shareholder of the Trust, Agent shall stamp the check or other order with the date of receipt, shall forthwith process the same for collection, and, no later than the opening of business on the second business day following receipt of such check or such other order, shall credit federal funds to the Trust in the face amount of the check or other order and shall deposit the amount due the Trust in the bank account maintained for the Trust by its custodian bank (the “Custodian”). Upon receipt of funds through the Federal Reserve Wire System or conversion into federal funds of funds transmitted by any other bank wire transfer system, Agent shall notify the Trust of such deposits and shall, on a daily basis, notify the Trust of the total amount so deposited.

2.02 Upon receipt of a check or other order in payment for shares of the Trust purchased by an investor, accompanied, in the case of a new account, by a completed account application, Agent shall process such order in accordance with the procedures set forth in the Trust’s current prospectus and credit the investor’s share account with the number of shares so purchased, and shall promptly mail the investor a notice of such notice to the Trust. All such actions are subject to any instructions which the Trust may give Agent with respect to acceptance of orders for shares so received by Agent.

2.03 Within 30 calendar days after receipt of any check in the amount of $200,000 or over, Agent will call the paying bank to confirm that the check has been paid. Trust will be notified immediately if Agent receives information that payment for any check in the amount of $200,000 or over has been refused. Further, if Agent is unable to confirm the status of any check in the amount of $200,000 or over within 30 calendar days of receipt of such check, Trust will be so notified. Proceeds of a redemption of shares purchased by such check or certificate representing shares purchased by such check will not be mailed until payment of the check has been confirmed.

2.04 The Trust expects that situations may develop whereby it would be beneficial to determine if a person who has placed an order for shares has sufficient funds in his checking account to cover the payment for the shares purchased. Upon receipt of a request from the Trust, Agent will call the bank in question and request that it confirm that sufficient funds to cover the purchase are currently credited to the account in question. The results of any such calls will be reported to the Trust.

2.05 Agent will maintain written documentation of each telephone call which is made under the procedures outlined above.

2.06 None of the above procedures shall preclude Agent from inquiring as to the status of any check received by it in payment for Trust shares as Agent may deem appropriate or necessary to protect both the Trust and the Agent.

SECTION 3. RETURNED CHECKS

In the event that any check or other order for the payment of money is returned unpaid for any reason, Agent shall:

3.01 Give prompt notification to the Trust of the non-payment of said check;

3.02 Take such other steps, including re-depositing said check for collection or redelivering said check to the investor, as Agent may in its discretion, deem appropriate, or as the Trust may instruct.

3.03 If the check or other order remains unpaid after such additional steps have been taken, and in the absence of other instructions from Trust, Agent shall take such steps as may be necessary to enable Trust to redeem any shares purchased on the basis of such returned check or order. Upon redemption, Agent shall credit the proceeds of such redemption plus any dividends declared with respect to such shares up to the amount paid for the shares to the Trust’s account. Agent shall forward such returned check or order to the person who originally submitted same. In the event that the amount paid for such shares exceeds the proceeds of the redemption of such shares plus the amount of any dividends declared with respect to such shares, Agent shall receive reimbursement of such excess from Trust.

SECTION 4. REDEMPTIONS

Agent shall receive and shall stamp with the date of receipt, all certificates delivered to it for redemption or repurchase as well as all requests for redemptions or repurchase of shares and shall process said certificate and redemption and repurchase requests as follows:

4.01 Upon receipt of a request for redemption, Agent will determine if any of the shares to be redeemed have been purchased within the previous thirty (30) calendar days. If it is determined that any portion of the shares to be redeemed have been purchased within the previous thirty (30) calendar days, Agent will promptly obtain the necessary information relative to the check used to purchase the shares, and will call the paying bank requesting confirmation that the check in question has been paid.

4.02 If such certificates, redemption request or repurchase request comply with the standards for redemption or repurchase as approved by the Trust and if it is determined that none of the shares to be redeemed have been purchased within the previous thirty (30) calendar days or if Agent has not received information that the check in question has been returned to Agent as unpaid by the close of Agent’s business on the date of receipt of the redemption request, Agent shall notify Trust of the total number of shares presented and covered by such requests received by Agent on said date. On or prior to the seventh calendar day succeeding any such receipt of certificates or request for redemption or repurchase, Agent shall from cash available in the bank account maintained by the Custodian, pay the applicable redemption or repurchase price, as the case may be, to the investor as set forth in the Articles of Incorporation and the then current prospectus of the Trust.

4.03 If by the end of the seventh (7) calendar day after receipt of a redemption request Agent has been unable to determine the status of any check in question, Agent will calculate the amount due to the shareholder for shares which were purchased and credited to the shareholder’s account over thirty (30) days prior to receipt of the redemption request and will send a check representing the proceeds of the redemption of these shares to the shareholder, together with a letter of explanation. Funds representing redemption of shares purchased within the prior thirty (30) days will be held until the paying bank can confirm payment of the check used for purchase of shares.

4.04 If any certificate or request for redemption or repurchase does not comply with the standards for redemption approved by the Trust, Agent shall promptly notify the investor of such fact, together with the reason therefor, and shall effect such redemption or repurchase at the price applicable to the date and time of receipt of documents complying with said standards, or in the case of a repurchase, at such other time as the Trust shall so direct.

SECTION 5. INFORMATION TO BE FURNISHED TO SHAREHOLDERS

5.01 Agent shall answer that correspondence from shareholders relating to their accounts and such other correspondence as may from time to time be mutually agreed upon.

5.02 Agent shall mail such proxy cards and other material supplied to it by Trust in connection with shareholder meetings of Trust and shall receive, examine and tabulate returned proxies and certify the vote of the Trust.

SECTION 6. FEES AND EXPENSES

6.01 For the services to be rendered by Dupree pursuant to paragraph 1.04, the Trust agrees to pay Dupree such fees as set out in the appendix attached hereto and made a part hereof.

6.02 The Trust agrees to promptly reimburse Dupree for all reasonable out-of-pocket expenses or advances incurred by Dupree in connection with the performance of services under the Agreement including, but not limited to, expenditures for reasonable counsel fees, postage, envelopes, checks, continuous forms, reports and statements, telephone, telegraph, stationery, supplies, costs of outside mailing firms, record storage costs and media for storage of records (e.g., microfilm, computer tapes) so long as supplies purchased are expected to last for a reasonable period of time. In addition, any other expenses incurred by Dupree at the request or with the consent of the Trust will be promptly reimbursed by the Trust.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF DUPREE

Dupree represents and warrants to the Trust that:

7.01 It is a Corporation duly organized and existing in good standing under the laws of the State of Kentucky.

7.02 It is empowered under applicable laws and by its charter and by-laws to enter into and perform the services contemplated in this Agreement;

7.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

7.04 It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under the Agreement.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to Dupree that:

8.01 It is a Trust duly organized and existing and in good standing under the laws of the State of Kentucky;

8.02 It is an open-end diversified management investment company registered under the Investment Company Act of 1940;

8.03 A registration statement under the Securities Act of 1933 is currently effective with respect to all shares of the Trust being offered for sale;

8.04 The Trust is empowered under the applicable laws and regulations and by its charter and by-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

SECTION 9. INDEMNIFICATION

9.01 Dupree shall not be responsible for and the Trust shall indemnify and hold Dupree harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of Dupree required to be taken by Dupree pursuant to this Agreement provided that Dupree has acted in good faith and with due diligence.

(b) The reliance on, or use by Dupree of, information furnished or records and documents received by Dupree which have been prepared and/or maintained by the Trust, or any other person or firm on behalf of the Trust.

(c) Defaults by dealers with respect to payment for share orders previously entered.

(d) The reliance on, or carrying out of, any instructions or requests of the Trust.

(e) The offer of sale of the Trust’s shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state of in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state (unless such violation results from Dupree’s failure to comply with written instructions of the Trust or of any other officer of the Trust that no offers or sales be made in or to residents of such state).

9.02 It is understood that if any case the Trust may be asked to indemnify or save Agent harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that Agent will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend Agent against any claim which may be subject of this indemnification, and in the event that the Trust so elects it will so notify Agent, and thereupon the Trust shall take over complete defense of the claim, and Agent shall in such situation initiate no further legal or other expenses for which it shall seek indemnification. Agent shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify Agent except with the Trust’s prior written consent. In the event of any advance of cash for any purpose made by Agent resulting from orders or instructions of the Trust, or in the event that Agent shall incur any claims, liabilities or related expenses in connection with the performance of this agreement, except such as may arise from its own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Trust shall be security therefor.

9.03 Dupree shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of Dupree’s failure to comply with the terms of this Agreement or which arise out of Dupree’s negligence or misconduct.

9.04 At any time Dupree may apply to any officer of the Trust for instructions, and may consult with legal counsel for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by Dupree under this Agreement and Dupree shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of counsel for the Trust. Dupree shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. Dupree shall also be protected and indemnified in recognizing stock certificates which Dupree reasonably believes to bear the proper manual or facsimile signatures of the officer or the Trust, and the proper counter-signature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

SECTION 10. COVENANTS OF DUPREE AND THE TRUST

10.01 The Trust shall promptly furnish to Dupree the following:

(a) A certified copy of the resolution of the Board of Directors of the Trust authorizing the appointment of Dupree and the execution and delivery of this Agreement.

(b) Certified copy of the Articles of Incorporation and By-Laws of the Trust and all amendments thereto.

(c) Specimens of all forms of outstanding stock certificates in the form approved by the Trust’s Board of Directors with a certificate of the Secretary of the Trust as to such approval.

10.02 Dupree hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of such certificates, forms and devices.

10.03 To the extent required by SECTION 31 of the Investment Company Act of 1940 and Rules thereunder, Dupree agrees that all records maintained by Dupree relating to the services to be performed by Dupree under this Agreement are the property of the Trust and will be preserved and will be surrendered promptly to the Trust on request.

10.04 Dupree and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation of and the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person.

SECTION 11. ANTI-MONEY LAUNDERING (added by amendment 10/29/02)

11.01 The Trust hereby delegates to and Dupree accepts delegation of the responsibilities embodied in the Anti-Money Laundering Policy of Dupree Mutual Funds as adopted by the Board of Trustees at its meeting on August 22, 2002 and as may be further amended to conform with requirements of federal laws, rules and regulations. Dupree agrees that any and all records maintained by or created by Dupree to effectuate the Anti-Money Laundering Policy of Dupree Mutual Funds shall be available for inspection by federal examiners upon request. Dupree acknowledges and agrees that all employees of Dupree will cooperate with the Anti-Money Laundering Policy of Dupree Mutual Funds and that failure to do so, or involvement in money laundering activities, may result in suspension, termination and/or civil or criminal liability. Dupree further agrees that any and all records maintained by or created by Dupree to effectuate the Anti-Money Laundering Policy of Dupree Mutual Funds shall be available for independent third party audit as determined by the Board of Trustees, and that all employees of Dupree will cooperate fully with the independent third party auditors.

SECTION 12. TERMINATION AND AGREEMENT

12.01 This Agreement may be terminated by either party by ninety (90) days written notice to the other.

SECTION 13. ASSIGNMENT

13.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by Dupree without the written consent of the Trust.

13.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their corporate seals by and through their duly authorized officers, as of the day and the year first above written.

DUPREE MUTUAL FUNDS

		By:	/s/ Thomas P. Dupree, Sr.
		Title:	President

ATTEST:

By:	/s/ Michelle Dragoo
Title:	Vice President

DUPREE & COMPANY, INC.

		By:	/s/ William T. Griggs II
		Title:	President

ATTEST:

By:	/s/ Michelle Dragoo
Title:	Vice President

In Witness Whereof, the parties hereto have caused this Agreement as amended 10/29/02 to be executed in their names and on their behalf under their corporate seals by and through their duly authorized officers this the 29th day of October, 2002.

DUPREE MUTUAL FUNDS

		By:	/s/ Thomas P. Dupree, Sr.
		Title:	President

ATTEST:

By:	/s/ Michelle Dragoo
Title:	Vice President

DUPREE & COMPANY, INC.

By:	/s/ William T. Griggs II
Title:	President

ATTEST:

By:	/s/ Michelle Dragoo
Title:	Vice President

AGREEMENT AS TO FEES FOR TRANSFER AGENT/DIVIDEND DISBURSING AGENT

SHAREHOLDER SERVICES OF DUPREE & COMPANY, INC.

Dupree & Company, Inc., in accordance with the Agreement dated November 1, 1997 by and between Dupree & Company, Inc. and Dupree Mutual Funds, shall be compensated monthly at a rate of .15% of 1% on the first $20,000,000 and .12% of 1% of all net assets over $20,000,000 per the monthly average net asset value as is declared and determined by each individual series at the close of each month.

Additionally, the Trust shall reimburse Dupree & Company, Inc., for out-of-pocket expenses incurred on behalf of the Trust. Theses expenses include, but are not necessarily limited to, postage, insurance, telephone charges, and cost of forms. Dupree & Company, Inc., will bill the Trust monthly for the service fee and expenses.